                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  SCHEDULE 13G
                  Under the Securities Exchange Act of 1934
                               (AMENDMENT NO. 2)



                            Detection Systems, Inc.
------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
-----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  250644101
-----------------------------------------------------------------------------
                               (CUSIP Number)

                               September 1, 1998
-----------------------------------------------------------------------------
            (Date of event which requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13D-1(b)
     [X] Rule 13D-1(c)
     [ ] Rule 13D-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 4 pages

CUSIP No. 250644101              SCHEDULE 13G                  Page 2 of 4 Pages


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS


      Ultrak, Inc.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (See Instructions)                                     (a) /  /
                                                             (b) /  /
       N/A
--------------------------------------------------------------------------------
 3    SEC USE ONLY



--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware corporation, U.S.A.
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF
                                     969,941
           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY

          OWNED BY                   0
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING
                                     969,941
           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH

                                     0
-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


      969,941
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


      N/A
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     15%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*


      CO
--------------------------------------------------------------------------------


                     *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page 2 of 4 pages

                                 SCHEDULE 13G


    ITEM 1 (a).    NAME OF ISSUER:

                   Detection Systems, Inc.
                   ------------------------------------------------------------

    ITEM 1 (b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                   130 Perinton Parkway/Fairport, New York  14450
                   ------------------------------------------------------------

    ITEM 2 (a).    NAME OF PERSON FILING:

                   Ultrak, Inc.
                   ------------------------------------------------------------

    ITEM 2 (b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                   1301 Waters Ridge Drive/Lewisville, Texas 75057
                   ------------------------------------------------------------

    ITEM 2 (c).    CITIZENSHIP:

                   Delaware Corporation, U.S.A.
                   ------------------------------------------------------------

    ITEM 2 (d).    TITLE OF CLASS OF SECURITIES:

                   Common Stock
                   ------------------------------------------------------------

    ITEM 2 (e).    CUSIP NUMBER:

                   250644101
                   ------------------------------------------------------------


    ITEM 3         TYPE OF REPORTING PERSON:

                   CO
                   ------------------------------------------------------------

    ITEM 4         OWNERSHIP.

                   (a)    AMOUNT BENEFICIALLY OWNED:  969,941

                   (b)    PERCENT OF CLASS:  15%

                   (c)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                          (i)    sole voting power

                                 969,941

                          (ii)   shared voting power

                                 N/A

                          (iii)  sole dispositive power

                                 969,941

                          (iv)   shared dispositive power

                                 N/A


                              Page 3 of 4 Pages

ITEM 5.            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                   N/A
                   -------------------------------------------------------------

ITEM 6.            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                   PERSON:

                   N/A
                   -------------------------------------------------------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARIES WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                   N/A
                   -------------------------------------------------------------

ITEM 8.            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                   N/A
                   -------------------------------------------------------------

ITEM 9.            NOTICE OF DISSOLUTION OF GROUP:

                   N/A
                   -------------------------------------------------------------

ITEM 10.           CERTIFICATION:

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and or not held in connection with or as a participant in any transaction having that purpose or effect.
                   -------------------------------------------------------------

                                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



DATED: September 3, 1998
      ---------------------

                                               ULTRAK, INC.

                                          By:  /s/ TIM TORNO
                                               -------------------------
                                               Vice President, Secretary